As filed with the Securities and Exchange Commission on June 10, 2011

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DineEquity, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-3038279 (I.R.S. Employer Identification No.)

450 North Brand Boulevard Glendale, California (Address of Principal Executive Offices)	91203 (Zip Code)

DineEquity, Inc. 2011 Stock Incentive Plan
(Full Title of the Plan)

Bryan R. Adel
Senior Vice President, Legal, General Counsel and Secretary
DineEquity, Inc.
450 North Brand Boulevard
Glendale, California 91203-1903
(Name and address of agent for service)

(818) 240-6055
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	1,500,000	$47.62	$71,430,000	$8,293.02

(1)

This Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the DineEquity, Inc. 2011 Stock Incentive Plan relating to adjustments for changes resulting from a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event, or an extraordinary cash dividend.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 9, 2011.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)          Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 4, 2011;

(b)         Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the Commission on May 4, 2011;

(c)          Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof), filed with the Commission on February 28, 2011, April 5, 2011 and May 18, 2011; and

(d)         The description of Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-160836) filed with the Commission on July 8, 2009, including any amendment filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits the board of directors of a corporation to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the Registrant, as the case may be, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s restated certificate of incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, Article VIII of the Registrant’s amended bylaws provides that the Registrant will indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, the Registrant has insurance policies that provide liability coverage to directors and officers while acting in such capacities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of DineEquity, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated June 2, 2008)
4.2	Amended Bylaws of DineEquity, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K dated June 2, 2008)
4.3	DineEquity, Inc. 2011 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s definitive proxy statement filed on April 13, 2011)
5.1	Opinion of Bryan R. Adel, as to the legality of the securities being registered
23.1	Consent of Bryan R. Adel (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24	Powers of Attorney (included in the Signature Page to this Registration Statement)

Item 9.  Undertakings.

(a)                                                                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                                                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                                                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on this 10th day of June, 2011.

DINEEQUITY, INC.

By:	/s/ Julia A. Stewart
Name:	Julia A. Stewart
Title:	Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Julia A. Stewart and Bryan R. Adel, or either of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this on this 10th day of June, 2011.

Signatures	Title

/s/ Julia A. Stewart	Chairman and Chief Executive Officer
Julia A. Stewart	(principal executive officer)

/s/ John F. Tierney	Chief Financial Officer
John F. Tierney	(principal financial officer)

/s/ Greggory Kalvin	Senior Vice President, Corporate Controller
Greggory Kalvin	(principal accounting officer)

/s/ Richard J. Dahl
Richard J. Dahl	Director

/s/ Daniel J. Brestle
Daniel J. Brestle	Director

/s/ H. Frederick Christie
H. Frederick Christie	Director

/s/ Michael S. Gordon	Director
Michael S. Gordon

/s/ Caroline W. Nahas
Caroline W. Nahas	Director

/s/ Gilbert T. Ray
Gilbert T. Ray	Director

/s/ Patrick W. Rose
Patrick W. Rose	Director

Exhibit Index

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of DineEquity, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated June 2, 2008)
4.2	Amended Bylaws of DineEquity, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K dated June 2, 2008)
4.3	DineEquity, Inc. 2011 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s definitive proxy statement filed on April 13, 2011)
5.1	Opinion of Bryan R. Adel, as to the legality of the securities being registered
23.1	Consent of Bryan R. Adel (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24	Powers of Attorney (included in the Signature Page to this Registration Statement)